                                      Filed Pursuant to Rules 424(b)(3) & 424(c)
                                                      Registration No. 333-86034

                              Dated August 22, 2002
Prospectus Supplement
(to prospectus dated June 10, 2002 and to prospectus supplements dated June 18, 2002, June 28, 2002 and August 9, 2002)

                                  $330,000,000

                       Health Management Associates, Inc.

         Zero-Coupon Convertible Senior Subordinated Notes due 2022 and
           Class A Common Stock Issuable Upon Conversion of the Notes

         This supplement amends our prospectus, dated June 10, 2002, and our prospectus supplements, dated June 18, 2002, June 28, 2002 and August 9, 2002, relating to the sale by certain of our securityholders of up to $330,000,000 in principal amount at maturity of our Zero-Coupon Senior Subordinated Notes due 2022 and shares of our class A common stock issuable upon the conversion of such notes.

         You should read this supplement in conjunction with our prospectus and our previous prospectus supplements. Additionally, this supplement is qualified by reference to our prospectus and our previous prospectus supplements, except to the extent that the information in this supplement supersedes the information contained in our prospectus or our previous prospectus supplements.

                             Selling Securityholders

         The following table provides information regarding the principal amount at maturity of notes owned beneficially by certain of our selling securityholders, the percentage of outstanding notes held by such selling securityholders, and the number of shares of our class A common stock each selling securityholder would own beneficially upon conversion of the entire principal amount of the notes held by such selling securityholder.

         The table below supplements or amends the table of securityholders contained on pages 45 and 46 of our prospectus and the table contained in our previous prospectus supplements. Accordingly, with respect to selling securityholders previously listed in our prospectus and our previous prospectus supplements, the information contained in the following table supersedes the information for each such selling securityholder. The information listed below was furnished to us by the listed securityholders on or before August 9, 2002. Because selling securityholders may at any time trade all or some of the notes listed without providing notice of such transactions to us, the table below may not reflect the exact value of notes held by each securityholder on the date hereof. The footnotes included in the table set forth on pages 45 and 46 of our prospectus are incorporated herein by reference.


                                                 Principal
                                                 Amount at                       Number of       Percentage of
                                                Maturity of    Percentage of   Shares of Class     Outstanding
                                                 Notes That        Notes        A Common Stock   Class A Common
                           Name                 May Be Sold    Outstanding    That May Be Sold       Stock
KBC Convertible Arbitrage Ltd.                 $41,000,000         12.4         1,318,740              *
KBC Convertible Arbitrage L.P. Ltd.              8,400,000          2.5           270,181              *
KBC Convertible MAC 28 Ltd.                      9,600,000          2.9           308,778              *

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* Represents less than 1%.